EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
InKine Pharmaceutical Company, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of InKine Pharmaceutical Company, Inc. of our report dated February 12, 2004, with respect to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows, for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of InKine Pharmaceutical Company, Inc.

KPMG LLP


Philadelphia, Pennsylvania
November 12, 2004